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                                                                   Exhibit 13(c)



                          CONSENT OF INDEPENDENT ACCOUNTANTS



            We consent to the inclusion in this registration statement on Form N-3 (File No. 2-74459) and related Prospectus and Statement of Additional Information of Franklin Life Money Market Variable Annuity Fund C of our report dated February 1, 1995, accompanying the table of per-unit income and changes in accumulation unit value of Franklin Life Money Market Variable Annuity Fund C for each of the two years in the period ended December 31, 1994.


            We also consent to the references to our firm under the captions "Per Unit Income and Changes in Accumulation Unit Value" and "Experts".




                                           /s/ Coopers & Lybrand L.L.P.

                                               COOPERS & LYBRAND L.L.P.


Chicago, Illinois
April 28, 1998